EXHIBIT 3(a)



                RESTATED ARTICLES OF INCORPORATION OF
                       OXFORD INDUSTRIES, INC.
      ----------------------------------------------------------


                                  I.

                            CORPORATE NAME
                            --------------

                    The name of the corporation is

                       OXFORD INDUSTRIES, INC.

                                 II.

                         CORPORATE EXISTENCE
                         -------------------

            The corporation shall have perpetual duration.

                                 III.

                    CORPORATE PURPOSES AND POWERS
                    -----------------------------

      The purpose of the corporation shall be to manufacture, purchase and sell garments and clothing of all kinds; to manufacture, purchase and sell dictation equipment and other business machines and equipment of all kinds; to deal generally in properties of every kind or description, tangible or intangible, real, personal or mixed; and to conduct any other businesses and engage in any other activities not specifically prohibited to corporations for profit under the laws of the State of Georgia; and the corporation shall have all powers necessary to conduct such businesses and engage in such activities, including, but not limited to, the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

                                 IV.

                            CAPITAL STOCK
                            -------------

      A. General. The total number of shares of capital stock which the corporation shall have authority to issue is sixty million (60,000,000), of which thirty million (30,000,000) shall be common stock of $1 par value per share and of which thirty million (30,000,000) shall be preferred stock of $1 par value per share. The authorized but unissued shares of common stock and preferred stock shall be available for issuance and sale at any time and from time to time, either in whole or in part, and upon such terms and conditions and for such consideration, not less than the par value thereof, as may be provided by the Board of Directors of the corporation.

     B. Common Stock. The common stock shall be deemed to be stock entitled to vote within the meaning of any of the provisions of the laws of the State of Georgia and each holder of common stock shall, at every meeting of stockholders, be entitled to one vote, in person or by proxy, for each share of such stock held by him.

     C. Preferred Stock. The following is a description of the terms, provisions, preferences, rights, voting powers, restrictions and limitations of the preferred stock:

          (1)  Dividends on the preferred stock shall be cumulative.

          (2) The preferred stock shall rank superior to the common stock both as to the payment of dividends (other than dividends payable solely in shares of common stock) and as to amounts distributable upon the voluntary or involuntary liquidation of the corporation.

          (3) At any time after full cumulative dividends for all previous dividend periods shall have been paid on the preferred stock and each other class of stock (if any) ranking superior to or in parity with the preferred stock as to dividends, and after declaring and making provision for the payment in full of the quarterly dividends for the current dividend period on the preferred stock and on each other class of stock ranking superior to or in parity with the preferred stock as to dividends, and after all requirements with respect to any purchase, retirement or sinking fund or funds for all series of the preferred stock and each other class of stock ranking superior to or in parity with the preferred stock have been complied with, then, but not prior thereto, out of any funds of the corporation lawfully available therefor, dividends may be declared and paid on the class or classes of stock junior to the preferred stock as to dividends, subject to the respective terms and provisions (if any) applying thereto. The provisions of this paragraph shall not be applicable to dividends payable solely in shares of common stock to holders of the common stock. If at any time the corporation shall fail to pay full cumulative dividends on any shares of the preferred stock or on any other class of stock ranking superior to or in parity with the preferred stock, or if at any time the corporation shall be in default under the requirements with respect to any purchase, retirement or sinking fund or funds applicable to any series of the preferred stock or any other class of stock ranking superior to or in parity with the preferred stock, thereafter until such dividends shall have been paid or declared and set apart for payment and any other such default remedied, the corporation shall not purchase, redeem, or otherwise acquire for consideration any shares of any class of stock then outstanding and ranking in parity with or junior to the preferred stock.

          (4) In the event of any voluntary or involuntary liquidation of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, after making provision for preferred stock superior to the preferred stock as to payments upon liquidation and before any distribution to the holders of the common stock or any subordinate preferred stock, the holders of each series of the preferred stock shall be entitled to receive out of the net assets of the corporation an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in the resolution providing for the issuance of the particular series of preferred stock, plus all dividends accumulated and unpaid on each such share of preferred stock up to the date fixed for distribution, and no more. If the above-stated amount payable to the holders of the preferred stock cannot be paid in full, the holders of the shares of preferred stock shall share ratably in any distribution of assets in proportion to the sums which would have been paid to them upon such distribution if all sums payable to holders of the preferred stock and all classes of stock in parity with the preferred stock were paid and discharged in full. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the corporation or a consolidation or merger of the corporation with one or more other corporations (whether or not the corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a voluntary or involuntary liquidation.

          (5) For purposes hereof, any class or classes of stock shall be deemed to rank (i) superior to the preferred stock, either as to dividends or as to distributions in liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or to the receipt of amounts distributable upon liquidation of the corporation, as the case may be, in preference or priority to the holders of the preferred stock; (ii) in parity with the preferred stock, either as to dividends or as to distributions in liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the preferred stock, if the holders of such class or classes of stock shall be entitled to the receipt of dividends or to the receipt of amounts distributable upon liquidation of the corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other with respect to the holders of the preferred stock; and
     (iii) junior to the preferred stock, either as to dividends or as to distributions in liquidation, if the rights of the holders of such class or classes shall be subject or subordinate to the rights of the holders of the preferred stock in respect of receipt of dividends (other than dividends payable in shares of common stock) or to the receipt of amounts distributable upon liquidation of the corporation, as the case may be.

          (6) All shares of preferred stock shall be identical except that the Board of Directors of the corporation is hereby expressly authorized and empowered to divide the preferred stock into one or more series, and, prior to the issuance of any of such shares in any particular series, to fix and determine, in the manner provided by law, the following provisions of such series:

               (a) The distinctive designation of such series and the number of shares to be included in such series;

               (b) The rate of dividend, the times of payment and the date from which the dividends shall be accumulated;

               (c) Whether shares can be redeemed and, if so, the redemption price and the terms and conditions of redemption;

               (d) The amount payable upon shares in the event of voluntary or involuntary liquidation;

               (e) Purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares;

               (f) The terms and conditions, if any, on which shares may be converted;

               (g) Whether or not shares have voting rights, and the extent of any such voting rights, which rights may include, without limitation, the right to vote generally with the common stock for the election of members of the Board of Directors and on other matters and/or the right, either generally or upon the occurrence of specified circumstances, to vote specially as a class for the election of one or more members of the Board of Directors; and

               (h) Any other preferences, rights, restrictions and qualifications of shares of such class or series permitted by law and these Articles of Incorporation.

          (7) After the Board of Directors of the corporation has established a series in accordance with the terms of applicable law and these Articles of Incorporation, the Board of Directors may at any time and from time to time increase or decrease the number of shares contained in such series, but not below the number of shares thereof then issued, by adopting a resolution making such change.

          (8) Each share of preferred stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date, if any, from which dividends thereon shall accumulate and other details which because of the passage of time are required to be made in order for the substantive rights of the holders of the shares of such series to be identical.

     D. Miscellaneous. Except as otherwise provided in these Articles of Incorporation, and in addition to the powers conferred on the Board of Directors by Article VI of these Articles of Incorporation, the Board of Directors shall have authority to cause the corporation to issue from time to time, without any vote or other action by the stockholders, any or all shares of stock of the corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock or the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine; provided, that the consideration for the issuance of shares of stock of the corporation (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than the par value of such shares. Shares so issued shall be fully-paid stock, and the holders of such stock shall not be liable to any further calls or assessments thereon.






                                  V.
                      DENIAL OF PREEMPTIVE RIGHT
                      --------------------------

     No shareholder shall have any preemptive right to subscribe for or to purchase any shares of stock or other securities issued by the corporation.

                                 VI.

                       STOCK RIGHTS OR OPTIONS
                       -----------------------

     The corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any of its shares or other securities, warrants and other rights or options entitling the holders thereof to purchase from the corporation, for such consideration and upon such terms and conditions as may be fixed by the Board of Directors, shares of common stock of the corporation, whether authorized but unissued shares or treasury shares.
                                 VII.

                  DEALINGS IN SHARES OF CORPORATION
                  ---------------------------------

     The corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Georgia and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor, as well as out of its unreserved and unrestricted earned surplus available therefor.

                                VIII.

                  DISTRIBUTIONS FROM CAPITAL SURPLUS
                  ----------------------------------

     Subject to the provisions of Section 22-512 of the Georgia
Business Corporation Code, the Board of Directors shall have the power to distribute a portion of the assets of the corporation, in cash or in property, to holders of shares of the corporation out of the capital surplus of the corporation.

                                 IX.

                AMENDMENT OF ARTICLES OF INCORPORATION
                --------------------------------------

     The corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are subject to this reservation.






                                  X.

                         FAIR PRICE PROVISION
                         --------------------

     A. Business Combination Approval. In addition to any vote otherwise required by law, these Articles of Incorporation or any resolution of the Board of Directors pursuant to which preferred stock is issued, and except as expressly provided in this Article X, a Business Combination shall be (a) unanimously approved by the Continuing Directors, provided that the Continuing Directors constitute at least three members of the Board of Directors at the time of such approval, or (b) recommended by at least two-thirds of the Continuing Directors and approved by a majority of the votes entitled to be cast by holders of Voting Shares, other than Voting Shares beneficially owned by the Interested Shareholder who is, or whose Affiliate is, a party to the Business Combination.

     B. Exception to Approval Requirements. As used in this paragraph B, the term "Interested Shareholder" refers to the Interested Shareholder which is a party to, or an Affiliate of which is a party to, the Business Combination in question. The vote required by paragraph A of this Article X does not apply to a Business Combination if each of the following conditions is met:

          (1) Minimum Value. The aggregate amount of cash, and the Fair Market Value as of five days before the consummation of the Business Combination of consideration other than cash, to be received per share by holders of any class of common shares or any class or series of preferred shares in such Business Combination is at least equal to the highest of the following: (a) the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the Interested Shareholder for any shares of the same class or series acquired by it (i) within the two-year period immediately prior to the Announcement Date, or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher; (b) the Fair Market Value per share of such class or series as determined on the Announcement Date and as determined on the Determination Date, whichever is higher; or (c) in the case of shares other than common shares, the highest preferential amount per share to which the holders of shares of such class or series are entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation; provided that this clause (c) shall only apply if the Interested Shareholder has acquired shares of such class or series within the two-year period immediately prior to the Announcement Date;

          (2) Form of Consideration. The consideration to be received by holders of any class or series of outstanding shares is to be in cash or in the same form as the Interested Shareholder has previously paid for shares of the same class or series. If the Interested Shareholder has paid for shares of any class or series of shares with varying forms of consideration, the form of consideration for such class or series of shares shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the Interested Shareholder;


          (3) Procedural Requirements. After the Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:
               (a) Unless approved by a majority of the Continuing Directors, there shall have been (i) no failure to declare and pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding preferred shares of the corporation, (ii) no reduction in the annual rate of dividends paid on any class of common shares, except as necessary to reflect any subdivision of the shares,
          (iii) an increase in such annual rate of dividends as is necessary to reflect any reclassification, including any reverse share split, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares, and (iv) no increase in the Interested Shareholder's percentage ownership of any class or series of shares of the corporation by more than one percent in any 12-month period;

               (b) The provisions of clauses (a)(i) and (ii) of this subparagraph (3) shall not apply if the Interested Shareholder or an Affiliate or Associate of the Interested Shareholder did not vote as a director of the corporation in a manner inconsistent with clauses (a)(i) and (ii) of this subparagraph (3) and the Interested Shareholder within ten days after any act or failure to act inconsistent with clauses (a)(i) and (ii) of this subparagraph (3), notified the Board of Directors of the corporation in writing that the Interested Shareholder disapproved thereof and requested in good faith that the Board of Directors rectify the act or failure to act; and

          (4) Dealings Between the Corporation and an Interested Shareholder. After the Interested Shareholder has become an Interested Shareholder, the Interested Shareholder has not received the benefit, directly or indirectly, except proportionately as a stockholder, of any loans, advances, guarantees, pledges, or other financial assistance, or any tax credits or other tax advantages provided by the corporation or any of its subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.

     C.   Definitions.  For the purposes of this Article X:

          (1) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

          (2) "Announcement Date" means the date of the first general public announcement of the proposal of the Business Combination.

          (3) "Associate" when used to indicate a relationship with any person, means (a) any corporation or organization, other than the corporation or a subsidiary of the corporation, of which such person is an officer, director, or partner or is the beneficial owner of ten percent or more of any class of equity securities,
     (b) any trust or other estate in which such person has a beneficial interest of ten percent or more, or as to which such person serves as trustee or in a similar fiduciary capacity, and
     (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

          (4) "Beneficial Owner" -- a person shall be considered to be the beneficial owner of any equity securities: (a) which such person or any of such person's Affiliates or Associates owns, directly or indirectly; (b) which such person or any of such person's Affiliates or Associates, directly or indirectly, has (i) the right to acquire, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (c) which are owned, directly or indirectly, by any other person with which such person or any of such person's Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of equity securities.

          (5)  "Business Combination" means:

               (a) Any merger or consolidation of the corporation or any subsidiary with (i) any Interested Shareholder or (ii) any other corporation, whether or not itself an Interested Shareholder, which is, or after the merger or consolidation would be, an Affiliate of an Interested Shareholder that was an Interested Shareholder prior to the consummation of the transaction;

               (b) Any sale, lease, transfer, or other disposition, other than in the ordinary course of business, in one transaction or in a series of transactions in any 12-month period, to any Interested Shareholder or any Affiliate of any Interested Shareholder, other than the corporation or any of its subsidiaries, of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of ten percent or more of the net assets of the corporation as of the end of such fiscal quarter;

               (c) The issuance or transfer by the corporation, or any subsidiary, in one transaction or a series of transactions in any 12-month period, of any equity securities of the corporation or any subsidiary which have an aggregate market value of five percent or more of the total market value of the outstanding common and preferred shares of the corporation whose shares are being issued, to any Interested Shareholder or any Affiliate of any Interested Shareholder, other than the corporation or any of its subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the corporation's Voting Shares or any other method affording substantially proportionate treatment to the holders of Voting Shares;

               (d) The adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or an Affiliate of any Interested Shareholder; or


               (e) Any reclassification of securities, including any reverse stock split, or recapitalization of the corporation or any merger or consolidation of the corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions in any 12-month period, of increasing by five percent or more the proportionate amount of the outstanding shares of any class or series of equity securities of the corporation or any subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

          (6) "Continuing Director" means any member of the Board of Directors who is not an Affiliate or Associate of an Interested Shareholder or any of its Affiliates, other than the corporation or any of its subsidiaries, and who was a director of the corporation prior to the Determination Date, and any successor to such Continuing Director who is not an Affiliate or an Associate of an Interested Shareholder or any of its Affiliates, other than the corporation or its subsidiaries, and is recommended or elected by a majority of all the Continuing Directors.

          (7) "Control", including the terms "controlling", "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the beneficial ownership of shares representing ten percent or more of the votes entitled to be cast by a corporation's Voting Shares shall create an irrebuttable presumption of control.

          (8) "Corporation" shall include, as the context indicates, Oxford Industries, Inc., any other corporation, or any trust merging with a corporation pursuant of Section 53-12-59 of the Official Code of Georgia.

          (9) "Determination Date" means the date on which an Interested Shareholder first became an Interested Shareholder.

          (10) "Fair Market Value" means (a) in the case of securities, the highest closing sale price, during the period beginning with and including the Determination Date and for twenty-nine days prior to such date, of such a security on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such securities are listed, or, if such securities are not listed on any such exchange, the highest closing sale price or, if none is available, the average of the highest bid and asked prices reported with respect to such a security, in each case during the 30-day period referred to above, on the National Association of Securities Dealers, Inc., Automatic Quotation System, or any system then in use, or, if no such quotations are available, the fair market value on the date in question of such a security as determined in good faith at a duly called meeting of the Board of Directors by a majority of all of the Continuing Directors, or, if there are no Continuing Directors, by the entire Board of Directors; and (b) in the case of property other than securities, the fair market value of such property on the date in question as determined in good faith at a duly called meeting of the Board of Directors by a majority of all of the Continuing Directors, or, if there are no Continuing Directors, by the entire Board of Directors of the corporation.

          (11) "Interested Shareholder" means any person, other than the corporation or its subsidiaries, that (a)(i) is the Beneficial Owner of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) is an Affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding Voting Shares of the corporation; and (b) for the purpose of determining whether a person is an Interested Shareholder, the number of Voting Shares deemed to be outstanding shall not include any unissued Voting Shares which may be issuable pursuant to any agreement, arrangement, or understanding or upon exercise of conversion rights, warrants or options or otherwise.

          (12) "Voting Shares" means shares entitled to vote generally in the election of directors.

     D. Inapplicability to Certain Business Combinations. The requirements of paragraph A of this Article X shall never apply to Business Combinations with an Interested Shareholder or its Affiliates if, during the three-year period immediately preceding the consummation of the Business Combination, the Interested Shareholder has not at any time during such period (a) ceased to be an Interested Shareholder, or
(b) increased its percentage ownership of any class or series of common or preferred shares of the corporation by more than one percent in any 12-month period.

     E. Miscellaneous. A majority of Continuing Directors shall have the power and duty to make interpretations and determinations with respect to compliance with this Article X, and such interpretations and determinations shall be conclusive and binding on all persons. Compliance by an Interested Shareholder with the requirements of this
Article X shall not relieve such Interested Shareholder from any fiduciary duty under applicable laws, including without limitation any fiduciary duty to other stockholders or to the corporation.

     F. Amendment or Repeal of this Article. Notwithstanding and in addition to any vote required by these Articles of Incorporation, the Bylaws of the corporation, applicable laws, or any resolution of the Board of Directors pursuant to which preferred stock is issued, the affirmative vote of two-thirds of the Continuing Directors and a majority of the votes entitled to be cast by the Voting Shares of the corporation, other than shares beneficially owned by any Interested Shareholder and Affiliates and Associates of any Interested Shareholder, shall be required to amend, alter, change or repeal this
Article X or to adopt any provision in the Articles or Bylaws inconsistent with this Article X.

                                 XI.









                          BOARD OF DIRECTORS
                          ------------------

     A. Number. The Board of Directors of the corporation shall consist of nine or more members. The number of directors shall be fixed by the Bylaws. Such number may be increased, or decreased to no less than nine, by amendment to the Bylaws either by the Board of Directors or by the vote of the holders of seventy-five (75%) percent of the corporation's outstanding capital stock entitled to vote generally in the election of directors, voting as a single class.

     B. Classes. The Board of Directors shall be divided into three classes (not to include directors that may be elected under these Articles of Incorporation or resolutions of the Board of Directors by the holders of preferred stock), each class to be as nearly equal in number as possible, designated Class I, Class II and Class III. At the 1986 Annual Meeting of Stockholders, Class I directors shall be elected for a one-year term, Class II directors shall be elected for a two-year term, and Class III directors shall be elected for a three-year term. Directors shall serve until the annual meeting of stockholders held in the year during which their terms expire and until their successors are elected and qualified. At each annual meeting after 1986, directors shall be elected for three-year terms to succeed those whose terms expire at such meeting. Directors shall serve until their terms expire and until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of directors is increased and any newly created directorships are filled by the Board of Directors, there shall be no classification of the additional directors, and such additional directors shall only serve, until the next election of directors by the corporation's stockholder.

     C. Removal of Directors. Any director may be removed from office, with or without cause, by a vote of a majority of the total number of members of the Board of Directors without including the director who is the subject of the removal determination. Such director shall not be entitled to vote with respect to his removal.
Any director or the full Board of Directors may be removed from office, with or without cause, by the affirmative vote of the holders of seventy-five (75%) percent of the Corporation's outstanding capital stock entitled to vote in the election of directors, voting as a single class.

     D. Vacancies. Any vacancy in the Board of Directors resulting from an increase in the number of directors may be filled by a majority of directors then in office, provided a quorum is present. Any other vacancy may be filled by a majority of directors then in office, though less than a quorum, or by the sole remaining director, as the case may be, or, if no director remains, by the affirmative vote of the holders of a majority of the corporation's outstanding capital stock entitled to vote generally in the election of directors, voting as a single class, and any director so elected shall serve for the full unexpired term of his predecessor.





     E. Exceptions for Directors Elected by Particular Class or Series of Capital Stock. Notwithstanding any other provision of this
Article XI, whenever the holders of any one or more classes or series of preferred stock issued by this corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and by the terms of the resolutions of the Board of Directors pursuant to which such preferred stock is issued, and such directors so elected shall not be divided into classes pursuant to this Article XI unless expressly provided by such terms.

     F. Special Meetings of Stockholders. Special meetings of the corporation's stockholders may be called by the Chairman of the Board of Directors, the President, the Board of Directors, the holders of seventy-five (75%) percent of the corporation's outstanding capital stock entitled to vote in the election of directors (voting as a single class), or, in the event there are no directors, any stockholder.

     G. Amendment or Repeal of this Article. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of seventy-five (75%) percent of the corporation's outstanding capital stock entitled to vote in the election of directors, voting as a single class, shall be required to amend, alter, change or repeal this Article XI or to adopt any provision as part of these Articles of Incorporation or the Bylaws of the corporation inconsistent with this Article XI.

                                 XII.

                  LIMITATION OF DIRECTORS' LIABILITY
                  ----------------------------------

     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director derived an improper personal benefit. If the Georgia Business Corporation Code is amended after approval of this Article by the corporation's stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Neither the amendment or repeal of this Article nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a director of the corporation existing immediately prior to such amendment, repeal or adoption.